FOR IMMEDIATE RELEASE

NORWOOD FINANCIAL CORP AND WAYNE BANK
APPOINT MEG L. HUNGERFORD TO THE BOARD OF DIRECTORS

June 15, 2017 – Honesdale, Pennsylvania

Lewis J. Critelli, President and Chief Executive Officer of Norwood Financial Corp (NASDAQ Global Market – NWFL) and its subsidiary, Wayne Bank, today announced the appointment of Meg L. Hungerford to their respective Boards of Directors.
Ms. Hungerford has served as the Finance Director of Oneonta, New York since 2009. She is the incoming President of the New York State Society of Municipal Finance Officers and was recently appointed to the Executive Committee of the New York Conference of Mayors and Municipal Officials.  She has 20 years of government finance experience at the federal, state and local level.  Ms. Hungerford served on the board of directors and as a member of the Audit Committee of Delaware Bancshares, Inc. and its wholly owned subsidiary, NBDC Bank, until their acquisition by Norwood Financial Corp. in July 2016.  She has served on the New York Regional Advisory Board of Wayne Bank since the acquisition.  She received a Bachelor of Science degree in accounting from the State University of New York in Oneonta.  Her community involvement includes past service on the board of directors of the Delaware County Electric Cooperative and as the former Treasurer of the West Oneonta Baptist Church.
Ms. Hungerford will serve with the class of directors whose terms expire at the 2018 Annual Meeting.  Ms. Hungerford will serve on the Audit Committee and as a rotating member of the Directors' Loan Committee of Wayne Bank.  Mr. Critelli commented, "Meg will be a tremendous asset to the Board.  Her public service and involvement in the community will help the Bank better serve our newest markets in the southern tier of New York."
Forward-Looking Statements
The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward-looking statements.  When used in this discussion, the words "believes", "anticipates", "contemplates", "expects", and similar expressions are intended to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected.  Those risks and uncertainties include changes in federal and state laws, changes in interest rates, risks associated with the acquisition of Delaware Bancshares, Inc., the ability to control costs and expenses, demand for real estate, government fiscal policies, cybersecurity and general economic conditions.  The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:	William S. Lance
Executive Vice President &
Chief Financial Officer
NORWOOD FINANCIAL CORP
570-253-8505
www.waynebank.com